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EXHIBIT 3.85

CERTIFICATE OF FORMATION
OF
PETROSTAR INDUSTRIES LLC
A Delaware Limited Liability Company

        1.     The name of the limited liability company is Petrostar Industries LLC.

        2.     The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its agent at such address is The Corporation Trust Company.

        IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Petrostar Industries LLC on this 20th day of September, 2000.

PETROSTAR INDUSTRIES LLC
By:	/s/ SUSAN K. ALLEN
Name: Susan K. Allen Title: Agent

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CERTIFICATE OF FORMATION OF PETROSTAR INDUSTRIES LLC A Delaware Limited Liability Company